CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to us under the headings “Ongoing Arrangements To Make Portfolio Holdings Available” and “Independent Registered Public Accounting Firm” included in the Registration Statement on Form N-1A for RS Global Growth Fund and RS Greater China Fund.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, California

April 27, 2011